EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 1st day of April, 2002, by and between SOUTHWORTH INTERNATIONAL GROUP, INC., a Maine corporation with a principal place of business in Falmouth, Maine (the "Buyer"); and PRESTO LIFTS, INC., a Rhode Island corporation with a principal place of business in Pawtucket, Rhode Island (the "Seller").

                                   WITNESSETH:

       WHEREAS, the Seller is engaged in the business of, among other things, manufacturing, and selling to material handling dealers and industrial catalogues, lift tables, stackers, pallet trucks and related parts (collectively, the "Seller's Business"); and

      WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Seller's Business and substantially all of the Seller's assets; and

      WHEREAS, the Seller is the debtor in the bankruptcy case (the Case") bearing case number 02-11154 now pending before the United States Bankruptcy Court for the District of Rhode Island (the "Court"); and

      WHEREAS, the Court has signed an Order dated March 30, 2002 (the "Order") in the Case approving the sale of the Seller's Business and substantially all of the Seller's assets to the Buyer on the terms set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good, fair and valuable consideration, the receipt, reasonable equivalency and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

      The following terms shall have the following meanings when used in this
Agreement:

      1.1 "Purchased Assets" means all right, title and interest in and to all of the following assets of the Seller as of the Closing Date, including, without limitation, those items listed on Schedule 1.1 attached hereto:

      (a) all fixed and movable equipment, machinery, furniture, fixtures, rolling stock, tools, tooling, accessories, parts, leasehold improvements, computer equipment and hardware, computer software, and other tangible personal property of the Seller used, intended to be used, or otherwise associated with, the Seller's Business;


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      (b)  all inventories used, intended to be used, or otherwise related to the Seller's Business including, without limitation, raw materials, finished goods, work in process, parts, goods in transit, packaging and shipping materials, supplies and accessories;

      (c) all leases of fixtures, tangible personal property and motor vehicles, used by the Seller, and approved by Buyer on or before Closing, and all rights of the Seller under such leases, except for such leases which by their terms may not be assigned or transferred without the consent of the lessor and for which the Seller does not obtain appropriate consents to allow the transfer of its interest therein to Buyer;

      (d) all outstanding purchase orders and sales orders, contracts or agreements with customers of the Seller for the sale and distribution of goods and/or services in connection with the Seller's Business (collectively, the "Customer Orders"), and all purchase orders with vendors and suppliers in connection with the Seller's Business;

      (e) all license agreements, distributor agreements, franchise agreements, service contracts, maintenance agreements, investments in buying co-ops and other contracts, agreements and commitments, whether written or oral, to which the Seller is a party and which are directly related, are used, are intended to be used, or are related to or necessary for, the conduct of the Seller's Business in the ordinary course and which may be transferred to Buyer, either by their terms or for which the Seller has obtained the consent to such transfer from all parties required to permit such transfer. Such shall include, without limitation, all contracts, bids, proposals and offers for the sale of inventory and all outstanding purchase orders and sales orders, and all rights of the Seller under all of the foregoing (collectively, the "Contracts");

      (f) all mailing, customer, vendor and supplier lists, names and addresses of customers, vendors and suppliers, and all other information related to customers, vendors and suppliers of the Seller in the Seller's Business, including, but not limited to, sales and business records, invoices, research and development files, and customer credit information;

      (g) all files, books and records (including all employee records related to the Seller's Business), whether written, on magnetic tapes, disks or other media, and all essential business information wherever located;

      (h) all approvals, permits, licenses, orders, registrations, certificates, variances, exemptions and similar rights obtained from governments, governmental agencies or third parties (to the extent assignable);

      (i) the Seller's Intellectual Property (as defined below) used, intended to be used, or related to the Seller's Business;

      (j)  all trade accounts receivable;

      (k) all prepaid expenses, accounts, and other receivables to the extent the same may be assigned to the Buyer;


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      (l)  all good will associated with the Seller's Business; and

      (m) all other assets of the Seller (other than leases of real estate) used, or intended to be used, or related to, the Seller's Business, or required to maintain the Seller's Business as a going concern.

      1.2 "Affiliate" means TBM Holdings, Inc. and any direct or indirect subsidiary or affiliate of TBM Holdings, Inc.

      1.3 "Closing" means the delivery of the documents necessary to transfer the Purchased Assets to the Buyer as provided in this Agreement.

      1.4  "Closing Date" means April 1, 2002.

      1.5 "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier compositions, manufacturing and production processes and techniques, technical data, designs, engineering and other drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexamination thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible and intangible embodiments of any of the foregoing (in whatever form or medium).

      1.6  "Lender" means Bank One, NA, a national banking association.

      1.7 "Long Reach" means Long Reach, Inc., a corporation duly organized and existing under the laws of the State of Delaware with its principal place of business in Houston, Texas.

      1.8 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      1.9 "Purchase Price" means the sum of Four Million and 00/100 Dollars ($4,000,000.00), as the same may be adjusted pursuant to Section 2.2 of this Agreement.


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                          ARTICLE 2. PURCHASE AND SALE

       2.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, the Purchased Assets. At the Closing, the Seller will transfer the Purchased Assets to the Buyer, free and clear of all liens, security interests, claims, charges, encumbrances and interests as provided and authorized in the Order.

      2.2 Purchase Price. Subject to the adjustments set forth in this Section 2.2, the Buyer agrees to pay the Purchase Price to the order of the Lender at the Closing for the Purchased Assets. The amount of the Purchase Price shall be:
(a) decreased by of the total of all payments upon the Seller's trade accounts receivable received by the Seller or by the Lender, during the period from and including March 25, 2002 through and including March 29, 2002; and (b) increased by the amount of all new accounts receivable created through shipments made in the ordinary course of business during that period. All payments upon trade accounts receivable received by the Seller or the Lender on or before March 29, 2002 shall not be included in the Purchased Assets. All such payments received after March 29, 2002 shall be included in the Purchased Assets and the Seller and the Lender will immediately forward any payments that they, or either of them, receive on or after that date to the Buyer. The Purchase Price, as so adjusted, shall be paid by wire transfer to the Lender in Dallas, Texas, in immediately available funds, pursuant to wire instructions provided by the Lender to the Buyer.

      2.3 The Closing. The Closing shall take place at the offices of the Buyer's counsel and the Seller's counsel on or before the Closing Date at such time as the Seller and the Buyer may mutually determine. In no event shall the Closing occur later than the Closing Date unless the parties hereto otherwise mutually agree in writing.

      2.4 Deliveries at the Closing. At the Closing, the Seller, as the debtor-in possession in the Case, will deliver to the Buyer:

      a.  A Bill of Sale (the "Bill of Sale") in the form attached as Schedule
2.4 hereto;

      b. All other documents which shall be necessary and sufficient to vest in the Buyer all of the Seller's right, title and interest in and to the Purchased Assets; and

      c. All other documents necessary and sufficient to permit the Buyer to file and/or record evidence of the transfer of the Purchased Assets in any offices where such may be required to perfect or provide notice of that conveyance.

                    ARTICLE 3. REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

      Except as otherwise explicitly set forth in this Agreement, or in the agreement referenced in Section 6.9 of this Agreement, the sale of the Purchased Assets to the Buyer is "AS-IS, WHERE-IS" and the Seller makes no warranties, express or implied, in connection with the Purchased Assets or its sale of the same to the Buyer. Without limiting the generality of the



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foregoing, the Seller hereby DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR
OF FITNESS FOR A PARTICULAR PURPOSE with respect to the Purchased Assets or its sale of the same to the Buyer.

                ARTICLE 4. NO ASSUMPTION OF LIABILITIES BY BUYER

      Except as may otherwise be explicitly provided in this Agreement, Buyer shall not assume any debts, liabilities, or obligations of the Seller of any nature, whether present or future, fixed or contingent, disclosed or undisclosed, including, but not limited to, any and all liabilities for any claims, debts, defaults, warranties, or duties of the Seller of any kind.

                             ARTICLE 5. TERMINATION

      5.1 Termination. If the Closing has not occurred on or before 5:00 p.m., EST, on April 1, 2002, or such other date as the parties shall mutually approve in writing, the Seller and the Buyer shall each be entitled to terminate this Agreement and shall have no further liability hereunder of any kind whatsoever.

            ARTICLE 6. CONDITIONS OF CLOSING FOR THE BENEFIT OF BUYER

       The obligation of Buyer to consummate the transactions contemplated hereunder is subject to the satisfaction as of the Closing Date of each of the following conditions:

       6.1 Obligations Performed. The Seller shall have performed its obligations hereunder.

       6.2  Delivery of Transfer Instrument. The Seller shall have complied with
Section 2.4.

       6.3 Legal Matters. All actions, proceedings, instruments, documents and legal matters required to carry out this Agreement, or as may be incidental thereto, shall be reasonably satisfactory to counsel for Buyer.

       6.4 No Material Adverse Changes. From the date hereof to the Closing Date, the Seller shall not have disposed of any interest that it may have in the Purchased Assets, and shall not consent to a disposal of any interest in the Purchased Assets by the Seller (other than sales of inventory in the ordinary course of the Seller's business).

       6.5 No Lawsuits. No suits, actions, litigation or other proceeding or investigation (other than the filing of the Case) shall be threatened or pending for or by any court or governmental agency concerning this Agreement or the consummation of the transactions contemplated.

       6.6 Non-Competition Agreement. The Buyer, the Seller, and TBM shall have entered into a non-competition agreement in the form attached as Schedule 6.6 hereto.


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      6.7  Corporate Approvals, Etc. The Seller shall have taken such corporate and other actions as may be required to consummate the transactions contemplated hereunder.

      6.8 Leased Equipment. Incidental to the sale of the Purchased Assets, and subject to the provisions of the leases and applicable insurance policies, the Bill of Sale will include, the Seller's interest in all leased machines and equipment which constitute any portion of the Purchased Assets, provided, however, that no such leasehold interest shall be transferred to the Buyer to the extent that the Buyer determines, in its sole discretion, that it does not desire to accept the same. The Purchase Price shall not be adjusted as a result of any decision by Buyer not to accept any such leasehold interest.

      6.9 Additional Agreement. The Seller, Long Reach and TBM shall, at or before the Closing have executed and delivered to Buyer an agreement dealing with warranties, representations and indemnification obligations in the form attached as Schedule 6.9 hereto. Buyer hereby agrees and acknowledges that (a) any claim which Buyer, or any of its affiliates and its or their successors and assigns, may ever have against the Seller, Long Reach, or TBM under the aforesaid agreement shall be unsecured, and that any claim that they or any of them may have against the Seller or Long Reach (but not any claim that they or any of them may have against TBM) under the terms of that agreement, any related agreement, or any claim in any way related to the transactions contemplated hereby, shall be fully and completely subordinate and inferior to any secured or unsecured claim which the Lender or any of its affiliates and its or their successors and assigns may ever have against, the Seller or Long Reach or any of their affiliates other than TBM), and (b) neither Buyer nor any of its affiliates or any of their successors or assigns will ever directly or indirectly attack, or encourage or assist anyone else in directly or indirectly attacking, the validity, enforceability, perfection or priority of any rights, liens or security interests of the Lender or any of its affiliates or any of its or their successors or assigns, against the Seller or Long Reach or against or in any property interest of the Seller or Long Reach. The parties understand, acknowledge and agree that the Lender would not have agreed to the transactions contemplated hereby but for the provisions of this Section 6.9, and, accordingly, Lender shall be a third party beneficiary of this Section 6.9.

      6.10 Rol-Lift License; Seller Name. The Seller shall at the Closing, and at no additional cost to Buyer, provide the Buyer with a perpetual, royalty-free, exclusive license to use the "Rol-Lift" name and trademark, and any similar names and trademarks, in connection with the manufacture of manual pallet trucks, and shall have taken all action necessary to ensure that the Buyer will acquire all rights in the "Presto Lifts" name and trademark and any similar or derivative names and trademarks as part of the Purchased Assets.

      6.11 Filing Fee. The Seller shall, prior to the Closing, have paid all filing fees required for the conversion and/or filing of the Case to one arising under Chapter 11 of the United States Bankruptcy Code.


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         ARTICLE 7. CONDITIONS OF CLOSING FOR THE BENEFIT OF THE SELLER

       The obligation of the Seller to consummate the transactions contemplated hereunder is subject to the satisfaction on the Closing Date of each of the following conditions:

       All actions, proceedings, instruments, documents and legal matters required to carry out this Agreement, or as may be incidental thereto, shall be reasonably satisfactory to counsel to the Seller.

                            ARTICLE 8. MISCELLANEOUS

      8.1 Survival of Representations and Warranties. All of the representations, warranties, covenants and agreements contained in this Agreement and in any certificate, schedule, document, or other writing delivered pursuant hereto have been relied upon and shall survive for a period of three
(3) years after the Closing.

      8.2 Further Assurances. The Seller shall from time to time after the Closing at the request of Buyer and without further consideration, execute and deliver such further instruments of transfer and assignment and take such other actions as Buyer may reasonably request to transfer more effectively and assign to or vest in Buyer the Purchased Assets, provided that (a) no such instrument or action will have the effect of increasing or changing any liability or of modifying any disclaimer of liability, representation or warranty by the Seller, and (b) at the time of making any request, Buyer will provide to the Seller reasonable backup information verifying, to the satisfaction of the Seller, the reason and need for such instrument or action.

      8.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

      (a)   If to the Seller:

            William A. Schwartz
            TBM Holdings, Inc.
            136 Main Street
            Westport, CT  06880
            Fax: (203) 227-1050

            with a copy to:

            Thomas Califano, Esquire
            Piper Marbury Rudnick & Wolfe
            1251 Avenue of the Americas
            New York, New York 10020
            Fax (212) 884-8690


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      (b)   If to the Buyer:

            Southworth International Group, Inc.
            P.O. Box 1380
            Portland, ME  04104
            Fax:  (207) 797-2184
            Attention:  Brian McNamara, President

            with a copy to:

            Jensen Baird Gardner & Henry
            Ten Free Street
            P.O. Box 4510
            Portland, ME  04112-4510
            Fax:  (207) 775-7935
            Attention:  Frank H. Frye, Esq.

      (c) And a copy of all notices provided hereunder shall also be sent to the Lender at:

            Mr. Carl F. Shafer
            First Vice President
            Managed Assets Department
            1717 Main St., 4th Floor
            Dallas, TX 75201

            with a copy to:

            Mr. Brett H. Todd
            Fulbright & Jaworski L.L.P.
            2200 Ross Avenue, Suite 2800
            Dallas, TX 75201

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      8.4 Controlling Law. This Agreement shall be construed under and governed by the laws of the State of Maine.

      8.5 Entire Agreement. This Agreement and the agreements and documents referred to herein constitute the entire agreement of the parties with respect to the transactions contemplated


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hereby and supersede all other agreements between the parties, whether written or oral, with respect to such transactions.

      8.6 Binding Effect. This Agreement shall inure to the benefit of and bind the parties hereto and their respective heirs, successors and assigns.

      8.7 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that the Buyer may assign any or all of its rights and interests, and delegate its duties and obligations, to one or more corporations, limited liability companies, or other entities of which Buyer and/or Buyer's shareholders collectively own a majority of the outstanding equity interests.

      8.8 Expenses and Fees. Each party shall pay its respective costs and expenses, including, without limitation, legal and accounting fees in connection with this Agreement and the transactions contemplated hereby.

      8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      8.10 Amendments and Waivers. Anything in this Agreement to the contrary notwithstanding, if any one or more of the conditions specified in Article 6 hereof shall not have been satisfied, Buyer shall have the right, in addition to any other right which may be available to it, to waive in writing such conditions and nevertheless to proceed with the transactions contemplated hereby; and if one or more of the conditions specified in Article 7 hereof shall not have been satisfied, the Seller shall have the right, in addition to any other right which may be available to it, to waive in writing such conditions and nevertheless to proceed with the transactions contemplated hereby. In the event of any such waiver, the party exercising its right shall not thereafter have the right to proceed against the other party for damages resulting from the breach so waived. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      8.12 Incorporation of Exhibits and Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


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      8.13  Knowledge Standard. For purposes of this Agreement, an individual will be deemed to have "knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or matter, or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; a Person, other than an individual, will be deemed to have "knowledge" of a particular fact or other matter if any individual who is a shareholder, director, officer, member or manager of such Person has, or at any time had, knowledge of such fact or other matter.

      IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.


                                          BUYER:
WITNESS:                                  SOUTHWORTH INTERNATIONAL
                                          GROUP, INC.

_______________________________           By:_________________________________
                                             Print Name: Brian McNamara
                                             Title: President


                                          SELLER:
                                          PRESTO LIFTS, INC.
                                          Debtor-in-Possession

________________________________          By:_________________________________
                                             Print Name:
                                             Title:


SEEN AND AGREED To:


WITNESS:                                  LONG REACH, INC.

________________________________          By:_________________________________
                                             Print Name:
                                             Title:


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                                          TBM HOLDINGS, INC.

________________________________          By:_________________________________
                                             Print Name:
                                             Title:


W.B. Engineering, Inc. signs below to acknowledge and agree to the provisions of section 6.9 of this Agreement.


                                          W.B. ENGINEERING, INC.

________________________________          By:_________________________________
                                             Print Name:
                                             Title:



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                                 SCHEDULE INDEX

Schedule No.                 Description
------------                 -----------

1.1                          Asset Listing

2.4                          Bill of Sale

6.6                          Noncompetition Agreement

6.9 Agreement dealing with warranties, representations and indemnification obligations of the Seller, Long Reach, Inc and TBM